Exhibit 99.1 FOR IMMEDIATE RELEASE

Libbey Inc. Announces First-Quarter 2019 Results
Growth in USC and operational improvements led to a 90 basis point improvement in gross profit margin; Company maintains full-year outlook

TOLEDO, Ohio, (April 30, 2019) --Libbey Inc. (NYSE American: LBY), one of the world's largest glass tableware manufacturers, today reported results for the first quarter ended March 31, 2019.

First-quarter 2019 Financial & Operating Highlights

•	Net sales were $175.0 million, compared to $181.9 million in the prior-year period, a 3.8 percent decrease (or a decrease of 2.1 percent, excluding a $3.2 million currency impact).

•	Gross profit was $34.0 million, or 19.4 percent of net sales compared to $33.7 million or 18.5 percent of net sales in the first quarter of the prior year.

•	Net loss was $4.5 million, compared to a net loss of $3.0 million in the first quarter of 2018.

•	Adjusted EBITDA (see Table 1) was $9.7 million, compared to $11.9 million in the first quarter of 2018.

•	E-commerce sales were approximately 13 percent of total U.S. & Canada retail sales, an increase of approximately 39 percent compared to the first quarter of 2018.

"During the first quarter the company drove improved gross margin dollars and percentage, as we achieved price increases in the majority of our markets and channels. This performance was offset by lower volumes in the U.S. foodservice channel driven by the Federal Government shutdown and unusually severe weather throughout the country, which slowed traffic and demand. Lower sales in our non-U.S. regions and planned investments primarily related to strategic investments drew earnings below prior year, but in-line with our expectations," said Chief Executive Officer Mike Bauer.
Mike Bauer continued, "In my first full month at Libbey, I've been busy meeting with employees and customers. While I still have plenty of ground to cover, I've been impressed with the drive and engagement of our talented team and with the customers who rely on our services and solutions. Libbey has a rich and storied history in the tabletop business supported by strong product innovation and an unwavering commitment to customer service, which is as important as ever in today's world. The investments we've made in customer service, e-commerce, new products and ERP are paying dividends and position us well to further leverage and expand our leading market position. Going forward, we will become an even stronger partner for our customers as we continue to build new and innovative products and programs to meet the needs of their businesses and end users. We will remain disciplined and committed to driving efficiencies throughout the organization, while we improve our focus on cash generation in 2019 and beyond."

- More -

Libbey Inc.

Three months ended March 31, (dollars in thousands)	Net Sales		Increase/(Decrease)		Currency Effects	Constant Currency Sales Growth (Decline)
	2019	2018	$ Change	% Change
U.S. & Canada	$109,906	$107,941	$1,965	1.8%	$(31)	1.8%
Latin America	30,401	34,333	(3,932)	(11.5)%	(499)	(10.0)%
EMEA	28,042	32,248	(4,206)	(13.0)%	(2,254)	(6.1)%
Other	6,617	7,391	(774)	(10.5)%	(377)	(5.4)%
Consolidated	$174,966	$181,913	$(6,947)	(3.8)%	$(3,161)	(2.1)%

•	Net sales in the U.S. & Canada segment increased 1.8 percent, primarily driven by favorable price and product mix sold, partially offset by unfavorable channel mix and lower volume.

•
In Latin America, net sales decreased 11.5 percent (a decrease of 10.0 percent excluding currency fluctuation) as a result of lower volume and unfavorable currency. In addition, the segment experienced unfavorable product mix within the retail and business-to-business channels.

•
Net sales in the EMEA segment decreased 13.0 percent (a decrease of 6.1 percent excluding currency fluctuation), driven primarily by lower volume and an unfavorable currency impact, partially offset by favorable price and product mix across all three channels.

•	Net sales in Other decreased 10.5 percent primarily as a result of unfavorable currency and lower volume.

Balance Sheet and Liquidity

•	The Company had available capacity of $46.4 million under its ABL credit facility at March 31, 2019, with $45.0 million in loans outstanding and cash on hand of $15.0 million.

•
At March 31, 2019, Trade Working Capital (see Table 3), defined as inventories and accounts receivable less accounts payable, was $216.4 million, a $0.5 million increase from $215.9 million at March 31, 2018. The increase was a result of higher inventories, partially offset by lower accounts receivable and higher accounts payable.

Jim Burmeister, senior vice president, chief financial officer, commented, "Our results underscore Libbey's commitment to disciplined capital investment decisions, with particular focus on maximizing cash-flow generation and upholding the competitive strength of our balance sheet. This enables the Company to continue to invest in important growth investments in key areas including e-commerce and new product innovation while also committing capital to critical productivity enhancements such as the ERP project we initiated in 2018. Efficiencies generated by the implementation of this program will allow us to significantly improve our long-term operating performance, driving margin performance through revenue and cost improvements."

Webcast Information
Libbey will hold a conference call for investors on Tuesday, April 30, 2019, at 11 a.m. Eastern Daylight Time. The conference call will be webcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software.

About Libbey Inc.
Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818,

- More -

Libbey Inc.

the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Libbey Signature®, Master's Reserve®, Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2018, Libbey Inc.'s net sales totaled $797.9 million. Additional information is available at www.libbey.com.

Use of Non-GAAP Financial Measures
To supplement the condensed financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Trade Working Capital, Adjusted Selling, General & Administrative Expense (Adjusted SG&A), Adjusted SG&A Margin and our Debt Net of Cash to Adjusted EBITDA Ratio. Reconciliations to the nearest U.S. GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.

Our non-GAAP measures, as defined below, are used by analysts, investors and other interested parties to compare our performance with the performance of other companies that report similar non-GAAP measures. Libbey believes these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of core business operating results. We believe the non-GAAP measures, when viewed in conjunction with U.S. GAAP results and the accompanying reconciliations, enhance the comparability of results against prior periods and allow for additional transparency of financial results and business outlook. In addition, we use non-GAAP data internally to assess performance and facilitate management's internal comparison of our financial performance to that of prior periods, as well as trend analysis for budgeting and planning purposes. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Furthermore, our non-GAAP measures may not be comparable to similarly titled measures reported by other companies and may have limitations as an analytical tool. We define our non-GAAP measures as follows:

•
We define Adjusted EBITDA and Adjusted EBITDA Margin as U.S. GAAP net income (loss) plus interest expense, provision for income taxes, depreciation and amortization, and special items, when applicable, that Libbey believes are not reflective of our core operating performance.

•	We define Trade Working Capital as net accounts receivable plus net inventories less accounts payable.

•	We define Adjusted SG&A and Adjusted SG&A Margin as U.S. GAAP selling, general and administrative expenses less special items that Libbey believes are not reflective of our core operating performance.

•
We define our Debt Net of Cash to Adjusted EBITDA Ratio as gross debt before unamortized discount and finance fees, less cash and cash equivalents, divided by last twelve months Adjusted EBITDA (defined above).

Constant Currency
We translate revenue and expense accounts in our non-U.S. operations at current average exchange rates during the year. References to "constant currency," "excluding currency impact" and "adjusted for currency" are considered non-GAAP measures. Constant currency references regarding net sales reflect a simple mathematical translation of local currency results using the comparable prior period’s currency conversion rate. Constant currency references regarding Adjusted EBITDA and Adjusted EBITDA Margin comprise a simple mathematical translation of local currency results using the comparable prior period's currency conversion rate plus the transactional impact of changes in exchange rates from revenues, expenses and assets and liabilities that are denominated in a currency other than the functional currency. We believe this non-GAAP constant currency information provides valuable supplemental information regarding our core operating results, better identifies operating trends that may otherwise be masked or distorted by exchange rate changes and provides a higher

- More -

Libbey Inc.

degree of transparency of information used by management in its evaluation of our ongoing operations. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported results prepared in accordance with U.S. GAAP. Our currency market risks include currency fluctuations relative to the U.S. dollar, Canadian dollar, Mexican peso, euro and RMB.

Caution on Forward-Looking Statements
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. Investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on February 27, 2019. Important factors potentially affecting performance include but are not limited to risks related to increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in our core markets; global economic conditions and the related impact on consumer spending levels; major slowdowns or changes in trends in the retail, travel, restaurant and bar or entertainment industries, and in the retail and foodservice channels of distribution generally, that impact demand for our products; inability to meet the demand for new products; material restructuring charges related to involuntary employee terminations, facility sales or closures, or other various restructuring activities; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; our ability to borrow under our ABL credit agreement; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increased pension expense associated with lower returns on pension investments and increased pension obligations; increased tax expense resulting from changes to tax laws, regulations and evolving interpretations thereof; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of exchange rate changes to the value of the euro, the Mexican peso, the RMB and the Canadian dollar and the earnings and cash flows of our international operations, expressed under U.S. GAAP; the effect of high levels of inflation in countries in which we operate or sell our products; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; the failure of our investments in e-commerce, new technology and other capital expenditures to yield expected returns; failure to prevent unauthorized access, security breaches and cyber attacks to our information technology systems; compliance with, or the failure to comply with, legal requirements relating to health, safety and environmental protection; our failure to protect our intellectual property; and the inability to effectively integrate future business we acquire or joint ventures into which we enter. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.
Media Contact
Jamie Burt, Media
(419) 325-2672
jburt@libbey.com

Investor Relations Contact
Chris Hodges or Bobby Winters
Alpha IR Group
(312) 445-2870
LBY@alpha-ir.com

- More -

Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,
	2019	2018

Net sales	$174,966	$181,913
Freight billed to customers	683	757
Total revenues	175,649	182,670
Cost of sales	141,691	149,000
Gross profit	33,958	33,670
Selling, general and administrative expenses	32,580	31,523
Income from operations	1,378	2,147
Other income (expense)	(1,584)	(2,107)
Earnings (loss) before interest and income taxes	(206)	40
Interest expense	5,632	5,084
Loss before income taxes	(5,838)	(5,044)
Benefit from income taxes	(1,296)	(2,083)
Net loss	$(4,542)	$(2,961)

Net loss per share:
Basic	$(0.20)	$(0.13)
Diluted	$(0.20)	$(0.13)
Dividends declared per share	$—	$0.1175

Weighted average shares:
Basic	22,263	22,087
Diluted	22,263	22,087

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2019	December 31, 2018
	(unaudited)
ASSETS:
Cash and cash equivalents	$14,965	$25,066
Accounts receivable — net	81,917	83,977
Inventories — net	209,868	192,103
Prepaid and other current assets	19,484	16,522
Total current assets	326,234	317,668
Purchased intangible assets — net	13,070	13,385
Goodwill	84,412	84,412
Deferred income taxes	27,729	26,090
Other assets	10,293	7,660
Operating lease right-of-use assets	65,621	—
Property, plant and equipment — net	258,968	264,960
Total assets	$786,327	$714,175

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$75,366	$74,836
Salaries and wages	21,937	27,924
Accrued liabilities	39,137	43,728
Accrued income taxes	3,068	3,639
Pension liability (current portion)	3,333	3,282
Non-pension post-retirement benefits (current portion)	3,955	3,951
Operating lease liabilities (current portion)	12,499	—
Long-term debt due within one year	4,400	4,400
Total current liabilities	163,695	161,760
Long-term debt	417,625	393,300
Pension liability	44,238	45,206
Non-pension post-retirement benefits	42,001	43,015
Noncurrent operating lease liabilities	53,672	—
Deferred income taxes	2,713	2,755
Other long-term liabilities	18,722	18,246
Total liabilities	742,666	664,282

Common stock and capital in excess of par value	336,352	335,739
Retained deficit	(175,983)	(171,441)
Accumulated other comprehensive loss	(116,708)	(114,405)
Total shareholders’ equity	43,661	49,893
Total liabilities and shareholders’ equity	$786,327	$714,175

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three months ended March 31,
	2019	2018

Operating activities:
Net loss	$(4,542)	$(2,961)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,931	11,879
Change in accounts receivable	1,784	4,962
Change in inventories	(18,075)	(14,311)
Change in accounts payable	2,644	(4,458)
Accrued interest and amortization of discounts and finance fees	285	357
Pension & non-pension post-retirement benefits, net	(977)	1,975
Accrued liabilities & prepaid expenses	(12,054)	(7,464)
Income taxes	(3,516)	(2,769)
Share-based compensation expense	942	290
Other operating activities	(327)	(644)
Net cash used in operating activities	(23,905)	(13,144)

Investing activities:
Additions to property, plant and equipment	(10,361)	(11,271)
Net cash used in investing activities	(10,361)	(11,271)

Financing activities:
Borrowings on ABL credit facility	42,300	42,177
Repayments on ABL credit facility	(16,800)	(12,000)
Other repayments	—	(1,383)
Repayments on Term Loan B	(1,100)	(1,100)
Taxes paid on distribution of equity awards	(317)	(203)
Dividends	—	(2,595)
Net cash provided by financing activities	24,083	24,896

Effect of exchange rate fluctuations on cash	82	569
Increase (decrease) in cash	(10,101)	1,050

Cash & cash equivalents at beginning of period	25,066	24,696
Cash & cash equivalents at end of period	$14,965	$25,746

In accordance with the SEC’s Regulation G, the following tables provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related U.S. GAAP measure. See the above text for additional information on our non-GAAP measures. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to U.S. GAAP.

Table 1
Reconciliation of Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
(dollars in thousands)
(unaudited)
	Three months ended March 31,
	2019	2018
Reported net loss (U.S. GAAP)	$(4,542)	$(2,961)
Add:
Interest expense	5,632	5,084
Benefit from income taxes	(1,296)	(2,083)
Depreciation and amortization	9,931	11,879
Adjusted EBITDA (non-GAAP)	$9,725	$11,919

Net sales	$174,966	$181,913
Net loss margin (U.S. GAAP)	(2.6)%	(1.6)%
Adjusted EBITDA margin (non-GAAP)	5.6%	6.6%

Table 2
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)
	Three months ended March 31,
	2019	2018
Net cash used in operating activities (U.S. GAAP)	$(23,905)	$(13,144)
Net cash used in investing activities (U.S. GAAP)	(10,361)	(11,271)
Free Cash Flow (non-GAAP)	$(34,266)	$(24,415)

Table 3
Reconciliation to Trade Working Capital
(dollars in thousands)
(unaudited)
	March 31, 2019	December 31, 2018	March 31, 2018

Accounts receivable — net	$81,917	$83,977	$85,593
Inventories — net	209,868	192,103	203,644
Less: Accounts payable	75,366	74,836	73,305
Trade Working Capital (non-GAAP)	$216,419	$201,244	$215,932

Table 4
Summary Business Segment Information
(dollars in thousands) (unaudited)	Three months ended March 31,
Net Sales:	2019	2018

U.S. & Canada (1)	$109,906	$107,941
Latin America (2)	30,401	34,333
EMEA (3)	28,042	32,248
Other (4)	6,617	7,391
Consolidated	$174,966	$181,913

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
U.S. & Canada (1)	$9,797	$4,724
Latin America (2)	649	2,150
EMEA (3)	(50)	1,005
Other (4)	(1,152)	(1,129)
Segment EBIT	$9,244	$6,750

Reconciliation of Segment EBIT to Net Loss:
Segment EBIT	$9,244	$6,750
Retained corporate costs (6)	(9,450)	(6,710)
Interest expense	(5,632)	(5,084)
Benefit from income taxes	1,296	2,083
Net loss	$(4,542)	$(2,961)

Depreciation & Amortization:
U.S. & Canada (1)	$3,133	$3,387
Latin America (2)	3,780	4,710
EMEA (3)	1,699	2,009
Other (4)	882	1,314
Corporate	437	459
Consolidated	$9,931	$11,879

(1) U.S. & Canada—includes sales of manufactured and sourced tableware having an end-market destination in the U.S and Canada, excluding glass products for Original Equipment Manufacturers (OEM), which remain in the Latin America segment.
(2) Latin America—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Latin America, as well as glass products for OEMs regardless of end-market destination.
(3) EMEA—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Europe, the Middle East and Africa.
(4) Other—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Asia Pacific.
(5) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance. Segment EBIT also includes an allocation of manufacturing costs for inventory produced at a Libbey facility that is located in a region other than the end market in which the inventory is sold. This allocation can fluctuate from year to year based on the relative demands for products produced in regions other than the end markets in which they are sold.
(6) Retained corporate costs include certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.

Table 5
Reconciliation of Net Loss to Adjusted EBITDA and Debt Net of Cash to Adjusted EBITDA Ratio
(dollars in thousands)
(unaudited)
	Last twelve months ended March 31, 2019	Year ended December 31, 2018	Last twelve months ended March 31, 2018

Reported net loss (U.S. GAAP)	$(9,537)	$(7,956)	$(89,759)
Add:
Interest expense	22,527	21,979	20,617
Provision for income taxes	11,040	10,253	16,933
Depreciation and amortization	42,385	44,333	46,268
Special items before interest and taxes	2,341	2,341	82,188
Adjusted EBITDA (non-GAAP)	$68,756	$70,950	$76,247

Reported debt on balance sheet (U.S. GAAP)	$422,025	$397,700	$412,399
Plus: Unamortized discount and finance fees	2,120	2,368	3,055
Gross debt	424,145	400,068	415,454
Less: Cash and cash equivalents	14,965	25,066	25,746
Debt net of cash	$409,180	$375,002	$389,708

Debt Net of Cash to Adjusted EBITDA Ratio (non-GAAP)	6.0x	5.3x	5.1 x

Table 6
2019 Outlook
Reconciliation of Net Income margin to Adjusted EBITDA Margin
(percent of estimated 2019 net sales)
(unaudited)
Outlook for the year ended December 31, 2019
Net income margin (U.S. GAAP)(1)	0.4% - 0.8%
Add:
Interest expense	2.8%
Provision for income taxes	0.3% - 1.4%
Depreciation and amortization	5.0%
Special items before interest and taxes (1)	—%
Adjusted EBITDA Margin (non-GAAP)	8.5% - 10.0%
_____________________
(1) Potential special charges related to the strategic review of our business in China are not reflected in the reconciliation.

Table 7
Adjusted SG&A Margin
(percent of net sales)
(unaudited)
	Outlook for the year ended December 31, 2019(1)	Year ended December 31, 2018
SG&A margin (U.S. GAAP)	~16.0%	16.0%
Deduct special items in SG&A expenses:
Fees associated with strategic initiative	—%	(0.3)%
Adjusted SG&A Margin (non-GAAP)	~16.0%	15.7%
_____________________
(1) Potential special charges related to the strategic review of our business in China are not reflected in the reconciliation.